Exhibit 10.12

PARATEK PHARMACEUTICALS, INC.

75 Kneeland Street

Boston, Massachusetts 02111

August 16, 2010

Gary J. Noel, M.D.

Dear Dr. Noel:

This letter is to confirm our understanding with respect to your employment by Paratek Pharmaceuticals, Inc. (the “Company”). In consideration of the mutual promises and covenants contained in this letter agreement (this “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Employment. The Company will employ you, and you agree to be employed by the Company, effective as of September 10, 2010, to serve as its Vice President and Chief Medical Officer, reporting to the Company’s Chief Executive Officer. You shall have the responsibilities, duties and authority commensurate with such position, including, without limitation, general supervision and control over, and responsibility for, the Company’s clinical development activities. In addition to your primary duties, you shall perform such other services and discharge such other duties and responsibilities, as may be prescribed by the Chief Executive Officer from time to time. You shall devote your full time and best efforts in the performance of the foregoing services.

2. Term of Employment.

(a) Term; Termination. Your employment hereunder shall commence as of the date of this Agreement (the “Commencement Date”) and shall continue until the first anniversary thereof (the “Initial Term”). The term of your employment shall renew automatically for any number of renewal terms of one year’s duration each, unless either party to this Agreement provides written notice of its intention not to renew the Agreement at least ninety (90) days prior to the then effective expiration date (the Initial Term, together with any such renewal terms, being the “Term”). Notwithstanding the foregoing, your employment hereunder shall be terminated upon the first to occur of the following:

(i)	immediately upon your death; or

(ii)	by the Company:

(A) upon notice following your failure, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of ninety (90) business days within any one year period during the term hereof;

(B) upon notice for Cause (as defined below) and as set forth below; or

(C) subject to Section 3 hereof, without Cause, upon sixty (60) days’ prior written notice to you of its intent to terminate your employment; provided, however, that if a termination occurs under this Section 2(a)(ii)(C) during the Initial Term, such termination will not be effective until the last day of the Initial Term; or

(iii)	by you:

(A) without Good Reason (as defined below) upon sixty (60) days’ prior written notice to the Company of your intent to terminate your employment; or

(B) subject to Section 3 hereof, with Good Reason, upon sixty (60) days’ prior written notice to the Company of your intent to terminate your employment.

The right of the Company to terminate your employment hereunder without Cause, to which you hereby agree, shall be exercisable by written notice sent to you by the Company.

(b) Definition of “Cause”. The Company may, immediately and unilaterally, terminate your employment hereunder for Cause at any time upon ten (10) days’ advance written notice to you. Termination of your employment by the Company shall constitute a termination for Cause if such termination is for one or more of the following reasons: (i) your willful misconduct or gross negligence; (ii) you are convicted of a felony, either in connection with the performance of your obligations to the Company or which conviction materially adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company; or (iii) willful disloyalty, deliberate dishonesty or material uncured breach of fiduciary duty to the Company or its shareholders.

In making any determination under this Section, the Board shall act fairly and in utmost good faith and shall give you an opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on your behalf. For purposes of this Section, no act, or failure to act, on your part shall be considered “willful” unless done, or admitted to be done, by you in bad faith and without reasonable belief that such action or omission was in the best interest of the Company.

In the event you are terminated for Cause, you shall be entitled to no severance or other termination benefits, or any other benefits, except that the Company shall continue to make available to you such fringe benefits as are required by law, and shall pay to you the pro rata amount of your Base Salary (as defined below) earned up to the date of said termination, said payment to be made on the same date as said salary payment would have been made had there been no termination. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

(c) Definition of “Good Reason”. You may terminate your employment hereunder with Good Reason at any time upon sixty (60) days’ advance written notice to the Company.

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Termination of your employment by you shall constitute a termination for “Good Reason” if such termination is a result of (i) the Company’s failure to perform in any material respects its obligations to you pursuant to Section 1, 3 or 4 of this Agreement, including, without limitation, any material diminution of your duties, title, authority, responsibilities (or nature thereof) or reporting level, as they exist on the date hereof or as they may have been increased or improved during any term of employment hereunder other than due to termination for Cause, which failure of performance continues for a period of more than thirty (30) days after notice thereof has been provided by you to the Board, such notice to set forth in reasonable detail the nature of such failure or (ii) any requirement that you be principally based at any office or location more than 25 miles from 16 Highland Drive, Caldwell, New Jersey, provided that it is understood that you will be required to spend a reasonable amount of time at the Company’s offices in Boston, Massachusetts as mutually agreed upon, which from time to time may include full work weeks. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

3. Compensation.

(a) Salary. The Company shall pay you as your base compensation for your services and agreements hereunder a base salary at the rate of Three Hundred and Thirty Thousand Dollars ($330,000.00) per year, payable at such intervals as may be agreed upon by the Company and you, less any amounts required to be withheld under applicable law. Such compensation will be reduced by any disability payments, which you receive, after taking into account the tax benefits (if any) of such payments. Your base salary will be reviewed annually by the Company’s Board of Directors and will not be reduced without your consent (you base salary, as adjusted from time to time, the “Base Salary”).

(b) Bonus. In addition to your Base Salary, you will be entitled to cash bonuses of up to twenty-five percent (25%) of your Base Salary earned in any year as determined from time to time by the Board in its discretion, taking into account, among other factors, your performance and the Company’s performance.

(c) Present Grant of Options. Promptly following your commencement of employment, the Company shall grant you options to purchase (as determined by the Board) an aggregate of 150,000 shares of the Company’s Common Stock at an exercise price of Two Dollars ($2.00) per share, vesting in equal annual installments over four years, pursuant to the Company’s 2005 Employee, Director and Consultant Stock Plan (the “Stock Plan”), subject to Board approval.

(d) Future Stock Grants and Stock Options. During the course of your employment you will be eligible to receive stock grants and stock options pursuant to the Company’s 2005 Employee, Director and Consultant Stock Plan or any successor plan (the “Stock Plan”), in such amounts and pursuant to vesting schedules as may be determined from time to time by the Board in its discretion, taking into account, among other factors, your performance and the Company’s performance.

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(e) Severance; Termination without Cause or for Good Reason. Subject to Section 3(f) below, in the event your employment is terminated during the Term of this Agreement (i) by the Company other than for Cause, (ii) by you with Good Reason or (iii) in accordance with the Company’s notice to you of its election not to renew the Term pursuant to Section 2(a) hereof:

(i) the Company shall continue to pay you your Base Salary and provide you with the benefits set forth in Section 4 hereof, both as in effect on the date of such termination or non-renewal, whichever the case may be, for a period equal to the lesser of (A) twelve (12) months subsequent to the date of such termination or (B) thirty (30) days following the date of your commencement of full-time employment with another employer; provided, however, if your annual salary with your new employer is less than your Base Salary then in effect, the Company shall pay you the difference between your Base Salary and the annual salary from your new employer for the balance of such 12-month period following the date of your termination by the Company (all such payments to be made at the times and at the rate specified in Section 3(a) hereof);

Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

(f) Effect of Change of Control. If a Change of Control (as defined below) occurs and at any time during the 12-month period following any such Change of Control, (A) the Company, or its successor, terminates your employment, whether with or without Cause, or (B) the Company, or its successor, elects not to renew this Agreement in accordance with its notice to you pursuant to Section 2(a) hereof, or (C) you terminate your employment with the Company, or its successor, for Good Reason, then:

(i) the Company or its successor shall continue to pay you your Base Salary and provide you with the benefits set forth in Section 4 hereof, both as in effect on the date of such termination or non-renewal, whichever the case may be, for a period equal to twelve (12) months subsequent to such date of termination;

(ii) in the event that the Company or its successor pays cash bonuses to executive officers of the Company or such successor with respect to the year in which your employment was so terminated by the Company, then the Company or its successor shall pay you, at the time such other bonuses are generally paid, a cash bonus in an amount equal to the amount that the Board or the board of directors (or comparable body) of the successor in its discretion would have awarded you had your employment continued through such twelve (12) months, the payment of such amount to be pro rated based upon the portion of such year that your employment with the Company or such successor was continuing; and

(iii) provided that any stock grants or options to purchase shares of the Company’s Common Stock granted to you shall not otherwise have expired or been terminated pursuant to the terms of a Company stock incentive plan, this Agreement or the agreement evidencing such stock grants or options, such stock grants or options will become fully vested, and you will have the right to exercise any and all of such options. In addition, notwithstanding anything contained herein to the contrary, such stock grants and options will also become fully vested, and you will have the right to exercise any and all of such options in the event that (A) a Change of Control occurs and (B) you continue your employment with the Company, or its successor, for a period of not less than twelve (12) months following the date of such Change of Control.

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As used herein a “Change of Control” shall be deemed to have occurred if (i) any “person” (as such term is used in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than persons who are stockholders of the Company on the date of this Agreement, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least a majority of the outstanding Common Stock of the Company, or (ii) if during any consecutive twelve (12) month period beginning on or after the date on which this Agreement is executed individuals who at the beginning of such period were directors of the Company (together with any new directors whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease, for any reason, to constitute at least a majority of the Board; or (iv) if a merger of, or consolidation involving, the Company in which the Company’s stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of the Company (whether or not in connection with a sale of all or substantially all of the Company’s assets) shall be adopted and consummated, or substantially all of the Company’s operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing or reclassifying the Company’s stock.

(g) Accrued and Unpaid Compensation. In the event of any termination of your employment for any reason, you (or your estate) shall be paid such portion of your Base Salary, accrued vacation and unpaid incentive compensation (other than cash bonuses, which may be pursuant to Section 3(f)(ii) above), if any, as has accrued by virtue of your employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement, other benefits and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid. Such amounts shall be paid within ten (10) business days of the termination date.

4. Benefits and Reimbursement of Expenses.

(a) Vacation and Holidays. You shall be entitled to twenty-five (25) days of Paid Time Off plus paid holidays in each year at a time or times (either consecutively or not consecutively) mutually agreeable to the Company and you, in accordance with the Company’s vacation and holiday policy in effect from time to time.

(b) Employee Benefit Plans. You shall also be entitled to participate in the same manner as other executive employees of the Company in any employee benefit plans which the Company provides or may establish for the benefit of its executive employees generally (including, without limitation, group life, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans). In the event that you opt out of the Company’s medical and dental benefits plan, the Company will, in lieu of paying the premiums of such medical and dental benefits, pay up to $1,000 per month for similar medical and dental coverage that you obtain from an alternate source upon submission of invoices evidencing such coverage.

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(c) Reimbursement of Expenses. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business in accordance with reasonable policies adopted from time to time by the Company.

5. Prohibited Solicitation.

(a) During the period in which you are employed by the Company and for a period of two (2) years following the expiration or termination of your employment, whether such termination is voluntary or involuntary, you agree that you shall not, without the prior written consent of the Company either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any persons then serving as employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

(b) Survival of Agreement. Your agreement set forth in this Section 5 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

6. Protected Information. Upon execution of this Agreement, you shall execute and deliver a Noncompetition and Confidentiality Agreement in the form attached hereto as Annex A.

7. Disclosure to Future Employers. You agree that you will provide, and, in the event that the Company reasonably believes that you may have breached the provisions of this Agreement or the Noncompetition and Confidentiality Agreement the Company may similarly provide, a copy of the covenants contained in Section 5 of this Agreement and the covenants contained in the Noncompetition and Confidentiality Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8. Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

9. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

10. General.

(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such

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other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

If to the Company:	Paratek Pharmaceuticals, Inc. 75 Kneeland Street Boston, MA 02111 Attention: Thomas J. Bigger Fax: (617) 275-0039

With a copy to:	Lewis J. Geffen, Esquire Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Fax: (617) 542-2241

If to you:	Gary J. Noel, M.D.
Fax:

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business; provided, however, that the Company shall provide you with notice of such assignment. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

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(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h) Arbitration. Except with respect to the provisions of Section 5 hereof, any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Boston, Massachusetts, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within sixty (60) days, the office of the American Arbitration Association in Boston, Massachusetts shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts shall govern.

(i) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 11(a) hereof.

(j) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by

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law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 5 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5 of this Agreement.

(m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) Expenses. Each party hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby.

(o) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Bigger
Thomas J. Bigger
President

Accepted and Approved:

/s/ Gary J. Noel
Name:	August 19, 2010

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